Exhibit 99.6

Consent to be Named as a Director

In connection with the filing by AgeX Therapeutics, Inc. (the “Company”) of the Registration Statement on Form S-4 and on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: November 6, 2023

	By:	/s/ J. Milton Harris
	Name:	J. Milton Harris